Exhibit 99.1

Bruker Corporation Announces Closing of the Acquisition of the Bruker BioSpin Group

BILLERICA, Mass., February 26, 2008 (BUSINESS WIRE) — The former Bruker BioSciences Corporation, presently being renamed Bruker Corporation (NASDAQ: BRKR), announces that today it has closed the previously-announced acquisition of the Bruker BioSpin Group.  Approximately 57.5 million new unregistered shares of BRKR common stock were issued for the stock component of the acquisition consideration. At the closing price per share of $10.86 on February 25, 2008, the stock portion of the aggregate consideration for the acquisition was approximately $624.9 million.

ABOUT BRUKER (NASDAQ: BRKR)

As of February 26, 2008, the renamed Bruker Corporation has become the parent company of the entire Bruker group of companies.  After the closing of the acquisition of the Bruker BioSpin Group, Bruker Corporation now operates in two segments, the life science and analytical (LSA) systems segment, and the international advanced superconductor (IAS) segment.  For more information, please visit www.bruker-biosciences.com.

CAUTIONARY STATEMENT OF BRUKER CORPORATION

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com